Exhibit 99.1
LPL Financial Announces First Quarter 2011 Financial Results
Net Revenues Up 18%, Advisory and Brokerage Assets Top $330 Billion
Boston, MA — April 25, 2011 — LPL Investment Holdings Inc. (NASDAQ: LPLA) (the “Company”), parent company of LPL Financial LLC (“LPL Financial”), announced today first quarter net income of $49.0 million, or $0.43 per diluted share, up $23.4 million or 91.7% compared to first quarter 2010 net income of $25.6 million, or $0.25 per diluted share. Adjusted EBITDA for the quarter was $124.3 million, up 17.9% from $105.5 million in the year-ago quarter. Adjusted Earnings, which exclude certain non-cash charges and other adjustments, were $59.4 million, or $0.52 per diluted share, up $18.3 million or 44.5% compared to $41.1 million, or $0.42 per diluted share, in the first quarter of 2010. A reconciliation of these non-GAAP measures to GAAP measures, along with an explanation of these metrics, is provided below.
“We began the year with solid results, driven primarily by the increased activity of our advisors,” said Mark Casady, LPL Financial chairman and CEO. “Improving investor sentiment and market conditions provided a strong backdrop for our advisors to grow their businesses. To help our financial advisors capitalize on this opportunity, we have continued to expand and enhance our investment platforms and practice management tools and programs. The launch of a fee-based variable annuity option in the first quarter is a powerful example of our ability to leverage our relationships with leading product manufacturers to create an innovative offering allowing advisors to deliver active portfolio management efficiently while maintaining the income protection features of variable annuity products. Additionally, resources such as our new client relationship management tool from Salesforce.com and our portfolio rebalancing solution, which enables advisors to more efficiently rebalance multiple accounts, are helping our advisors to increase their productivity and spend more time and effort on growing their businesses.”
During the quarter, assets under custody in the Company’s advisory platform reached $99.7 billion. Among the drivers of this growth was the continued success of the Company’s Hybrid RIA offering, as well as several important investments made in 2010 to enhance the advisory platforms. These enhancements include the introduction of third-party exchange traded funds to the Model Wealth Portfolios, creating a unique offering that provides advisors with access to multiple strategists in a centrally managed fee-based asset allocation platform that gives them more choice and flexibility in managing client accounts.
Robert Moore, chief financial officer, said, “Our first-quarter financial results reflected strong performance across all of our business units highlighted by strong underlying investment activity. The significant growth in total advisory and brokerage assets, as well as increased attachment revenues helped drive double-digit growth in net revenues. We also achieved double-digit growth in Adjusted Earnings per share, reflecting continued focus on disciplined expense management and the benefits of our scale in propelling cost-reduction initiatives.
Moore added, “The increase in operating expenses over the first-quarter 2010 was largely due to lower than normal spending in the year-ago quarter, combined with incremental costs in the current period arising from more robust levels of new business development and costs associated with our advisor recognition conferences. Core run-rate expenses are on track given the growth in our business and increased level of advisor activity.”
Casady concluded, “Looking ahead, our business development teams continue to attract new financial advisors who are seeking industry-leading support to build successful practices. At the same time, we are exploring opportunities to extend our capabilities in areas of growing advisor and consumer demand, including expanded fee-based platforms, insurance, retirement services, healthcare and development of new programs in our institutional services. We will continue to use our capital wisely to invest in capabilities that assist our customers in building their businesses. The recent announcement of our intent to acquire Concord Wealth Management is a great example of this.”
Operational Highlights
•	Net revenue for the first quarter of 2011 increased 17.5% to $873.9 million from $743.4 million in the first quarter of 2010. Key drivers of this growth include:
•	Advisory assets in the Company’s fee-based platforms were $99.7 billion at March 31, 2011, up 23.1% from $81.0 billion at March 31, 2010, and outpacing the S&P 500, which increased 13.4% from March 31, 2010.

•	Net new advisory assets were $3.7 billion during the three months ended March 31, 2011 compared to $1.4 billion for the three months ended March 31, 2010, primarily as a result of strong new business development in 2010 and mix shift toward more advisory business.

•	Asset-based fees increased by 25.7% due to growth in record-keeping, omnibus processing, and other administrative fees.

•	Double-digit commission and high single-digit transaction-fee growth reflects improving advisor confidence in the outlook for equity markets.
•	Total advisory and brokerage assets hit a record level of $330.1 billion as of March 31, 2011, up 16.0% compared to $284.6 billion as of March 31, 2010.

•	Assets under custody in the LPL Financial Hybrid RIA platform, which provides integrated fee- and commission-based capabilities for independent advisors, grew to $15.5 billion as of March 31, 2011, and encompassed 115 RIA firms, compared to $8.4 billion and 96 RIA firms as of March 31, 2010. The strong growth in the firm’s RIA business over the last several years makes LPL Financial one of the largest RIA custodians in the industry.

•	Revenues generated from the Company’s cash sweep programs increased by $5.6 million, or 21.5%, to $31.7 million in the first quarter of 2011 compared to $26.1 million in the prior-year period. The increase in revenues was driven by growth in assets in the Company’s cash sweep programs, which averaged $18.9 billion for the first quarter of 2011 compared to $18.4 billion in the year-ago quarter, as well as an increase in the effective federal funds rate, which averaged 0.15% for the first quarter of 2011 compared to 0.13% for the same period in the prior year.

•	Nearly 70% of the increase in commissions revenue is from increased sales activity, with the remainder due to increases in market levels and prior sales of investments that pay trail commissions. During the first quarter of 2011, sales activities have recovered to levels attained prior to the market’s steep declines in late 2008 and early 2009. The increase in sales activity and in our overall number of advisors have also increased our volume-related-expenses primarily in hiring staff in trading, account and advisor support areas and in statement and confirmation production costs.

•	Interest expense for the first quarter of 2011 declined $6.2 million compared to the first quarter of 2010, largely as the result of debt refinancing in the second quarter of 2010, which included a redemption of the Company’s senior unsecured subordinated notes. At current interest rates, the Company expects annual interest savings of approximately $20.0 million.

•	The Company added 528 net new advisors during the twelve months ending March 31, 2011. Additionally, according to available industry data, more new advisors from business development and acquisitions became affiliated with LPL Financial during 2010 than with any other broker-dealer in the U.S.

•	On March 14, the Company announced its plans to consolidate UVEST Financial Services Group, Inc. (“UVEST”) onto its self-clearing platform. The Company acquired UVEST as a wholly owned subsidiary in 2007. The consolidation, which is expected to commence in June and to be completed by the end of this year, underscores the commitment of LPL Financial to the financial institution channel and creates a unified platform for continued future growth in this space. Through this integration, bank- and credit union-based advisors and investment program managers currently served by UVEST will benefit from operational and service efficiencies in addition to enhanced functionality through the LPL Financial BranchNet technology platform.

•	On April 20, the Company announced its intent to acquire Concord Capital Partners and certain of its subsidiaries (“Concord Wealth Management”). Concord Wealth Management is an industry leader in providing technology and open architecture investment management solutions for trust departments of financial institutions. Concord Wealth Management has over $10.0 billion in assets under administration. Through this acquisition, LPL Financial will have the ability to support both the trust and brokerage business lines of current and prospective financial institutions. It will also create new expansion opportunities such as giving the Company the ability to custody personal trust assets within banks across the country.

•	During the first quarter, the Company announced the launch of its new fee-based variable annuity platform, which allows LPL Financial advisors to manage their variable annuity sub-account assets within a fee-based relationship and on a discretionary basis. This structure empowers advisors to deliver active portfolio management efficiently while maintaining the income protection features of variable annuity products. This innovative platform is unique because it is the only non-commissioned variable annuity platform that allows product selection from multiple providers and was built in partnership with Allianz Life, AXA Equitable, Lincoln Financial Group, Prudential Annuities, and SunLife Financial.

•	In March, the Company hosted annual conferences for its top-producing independent and financial institution-based advisors, attracting more than 1,000 attendees who represented 51% of overall production. At the conference, the top producing advisors were recognized for achieving success during 2010 and were offered additional sessions on how to further grow their businesses, improve productivity and enhance advisory-based practices.
Conference Call
The Company will hold a conference call to discuss results at 5 p.m. EST on April 25, 2011. The conference call can be accessed by dialing 877-677-9122 (domestic) or 708-290-1401 (international) and entering passcode 57079228.
The conference call will also be webcast simultaneously on the Investor Relations section of Company’s website (www.lpl.com), where a replay of the call will also be available following the live webcast. A telephonic replay will be available one hour after the call and can be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and entering passcode 57079228. The telephonic replay will be available until 11:59 pm on May 9, 2011.

Financial Highlights and Key Metrics
(Dollars in thousands except per share data and where noted)

	Three Months Ended March 31,
	2011	2010	Change
Financial Highlights (unaudited)
Net Revenue	$873,869	$743,406	17.5%
Net Income	$48,999	$25,554	91.7%
Adjusted Earnings (1)	$59,373	$41,099	44.5%
Earnings Per Share (diluted)	$0.43	$0.25	72.0%
Adjusted Earnings Per Share (1)	$0.52	$0.42	23.8%
Adjusted EBITDA (1)	$124,331	$105,457	17.9%

	As of March 31,
	2011	2010	Change
Metric Highlights
Advisors (2)	12,554	12,026	4.4%
Advisory and Brokerage Assets (3) (billions)	$330.1	$284.6	16.0%
Advisory Assets Under Management (4) (billions)	$99.7	$81.0	23.1%
Net New Advisory Assets (5) (billions)	$3.7	$1.4	164.3%
Insured Cash Account Balances (4) (billions)	$12.3	$11.4	7.9%
Money Market Account Balances (4) (billions)	$6.9	$6.7	3.0%

(1)	Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share do not reflect all cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share do not reflect changes in, or cash requirements for, working capital needs; and

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt.

The reconciliation from net income to Adjusted EBITDA and Adjusted Earnings for the periods presented is as follows (in thousands):

	Three Months Ended
	March 31,
	2011	2010
	(unaudited)
Net income	$48,999	$25,554
Interest expense	18,172	24,336
Income tax expense	32,559	19,162
Amortization of purchased intangible assets and software (a)	9,537	14,111
Depreciation and amortization of all other fixed assets	8,628	11,479

EBITDA	117,895	94,642

EBITDA Adjustments:
Share-based compensation expense (b)	3,860	2,536
Acquisition and integration related expenses (c)	1,416	140
Restructuring and conversion costs (d)	835	7,979
Debt amendment and extinguishment costs (e)	—	121
Equity issuance and related offering costs	292	—
Other (f)	33	39

Total EBITDA Adjustments	6,436	10,815

Adjusted EBITDA	$124,331	$105,457

Net income	$48,999	$25,554
After-Tax:
EBITDA Adjustments (g)
Share-based compensation expense (h)	2,901	2,010
Acquisition and integration related expenses	874	85
Restructuring and conversion costs	515	4,823
Debt amendment and extinguishment costs	—	73
Equity issuance and related offering costs	180	—
Other	20	24

Total EBITDA Adjustments	4,490	7,015

Amortization of purchased intangible assets and software (g)	5,884	8,530

Adjusted Earnings	$59,373	$41,099

Adjusted Earnings per share (i)	$0.52	$0.42
Weighted average shares outstanding — diluted (j)	113,196	98,945

(a)	Represents amortization of intangible assets and software as a result of the Company’s purchase accounting adjustments from its 2005 merger transaction, as well as various acquisitions.

(b)	Represents share-based compensation related to vested stock options awarded to employees and non-executive directors based on the grant date fair value under the Black-Scholes valuation model.

(c)	Represents acquisition and integration costs resulting from certain of the Company’s acquisitions.

(d)	Represents organizational restructuring charges and conversion and other related costs incurred resulting from the 2009 consolidation of Associated Securities Corp., Inc., Mutual Service Corporation and Waterstone Financial Group,

Inc. (together, the “Affiliated Entities”) and the 2011 consolidation of UVEST.

(e)	Represents debt amendment costs incurred in 2010 for amending and restating the credit agreement to establish a new term loan tranche and to extend the maturity of an existing tranche on the senior credit facilities.

(f)	Represents excise and other taxes.

(g)	EBITDA Adjustments and amortization of purchased intangible assets and software have been tax effected using a federal rate of 35% and the applicable effective state rate, which was 3.30% for the three month period ended March 31, 2011 and 4.55% for the corresponding period in 2010, net of the federal tax benefit. In April 2010, a step up in basis of $89.1 million for internally developed software that was established at the time of the 2005 merger transaction became fully amortized, resulting in lower balances of intangible assets that are amortized.

(h)	Represents the after-tax expense of non-qualified stock options in which the Company receives a tax deduction upon exercise, and the full expense impact of incentive stock options granted to employees that have vested and qualify for preferential tax treatment and conversely, the Company does not receive a tax deduction. Share-based compensation for vesting of incentive stock options was $1.4 million and $1.2 million, respectively, for the three months ending March 31, 2011 and 2010.

(i)	Represents Adjusted Earnings divided by weighted average number of shares outstanding on a fully diluted basis. Set forth is a reconciliation of earnings per share on a fully diluted basis as calculated in accordance with GAAP to Adjusted Earnings per share:

	For the Three
	Months Ended
	March 31,
	2011	2010
	(unaudited)
Earnings per share — diluted	$0.43	$0.25
Adjustment for allocation of undistributed earnings to stock units	—	0.01
After-Tax:
EBITDA Adjustments per share	0.04	0.07
Amortization of purchased intangible assets and software per share	0.05	0.09

Adjusted Earnings per share	$0.52	$0.42

(j)	Weighted average shares outstanding on a fully diluted basis increased from 98.9 million shares as of March 31, 2010 to 113.2 million shares as of March 31, 2011, due to the successful completion of our IPO in the fourth quarter of 2010. The increase is attributed to the release of the restriction on approximately 7.4 million shares of common stock upon closing of our IPO, the issuance of approximately 1.5 million shares of common stock by the Company pursuant to the over-allotment option granted to the underwriters in connection with the IPO, and shares that were issued upon exercise of options by selling stockholders in connection with the IPO, net of any shares retired to satisfy the exercise price in a cashless exercise.
The following table reflects pro-forma Adjusted Earnings per share and growth in pro-forma Adjusted Earnings per share, assuming the number of weighted average shares outstanding on a fully diluted basis as of March 31, 2011 was also outstanding as of March 31, 2010:

	For the Three
	Months Ended
	March 31,
	2011	2010	% Change
	(unaudited)
Adjusted Earnings	$59,373	$41,099
Weighted average shares outstanding—diluted as of March 31, 2011	113,196	113,196

Pro-forma Adjusted Earnings per share	$0.52	$0.36	44.4%

(2)	Advisors are defined as those independent financial advisors and financial advisors at financial institutions who are licensed to do business with the Company’s broker-dealer subsidiaries.

(3)	Advisory and brokerage assets are comprised of assets that are custodied, networked, and non-networked and reflect market movement in addition to new assets, inclusive of new business development and net of attrition.

(4)	Advisory assets under management, insured cash account balances and money market account balances are components of advisory and brokerage assets.

(5)	Represents net new advisory assets that are custodied in the Company’s fee-based advisory platforms.
Non-GAAP Financial Measures
Adjusted Earnings represent net income before: (a) share-based compensation expense, (b) amortization of intangible assets and software, a component of depreciation and amortization, resulting from previous acquisitions, (c) debt amendment and extinguishment costs (d) restructuring and conversion costs and (e) equity issuance and related offering costs. Reconciling items are tax effected using the income tax rates in effect for the applicable period, adjusted for any potentially non-deductible amounts. Adjusted Earnings per share represents Adjusted Earnings divided by weighted average outstanding shares on a fully diluted basis. The Company prepared Adjusted Earnings and Adjusted Earnings per share to eliminate the effects of items that it does not consider indicative of its core operating performance. The Company believes this measure provides investors with greater transparency by helping illustrate the underlying financial and business trends relating to results of operations and financial condition and comparability between current and prior periods. Adjusted Earnings and Adjusted Earnings per share are not measures of the Company’s financial performance under GAAP and should not be considered as an alternative to net income or earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity.
Adjusted EBITDA is defined as EBITDA (net income plus interest expense, income tax expense, depreciation and amortization), further adjusted to exclude certain non-cash charges and other adjustments set forth in the table above. The Company presents Adjusted EBITDA because the Company considers it a useful financial metric in assessing the Company’s operating performance from period to period by excluding certain items that the Company believes are not representative of its core business, such as certain material non-cash items and other adjustments that are outside the control of management. Adjusted EBITDA is not a measure of the Company’s financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. In addition, Adjusted EBITDA can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.
Forward-Looking Statements
This press release may contain forward-looking statements (regarding the Company’s future financial condition, results of operations, business strategy and financial needs, and other similar matters) that involve risks and uncertainties. Forward-looking statements can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” and similar terms. Forward-looking statements are not guarantees of future performance and actual results may differ significantly from the results discussed in the forward-looking statements. Important factors that may cause such differences include, but are not limited to, changes in general economic and financial market conditions, fluctuations in the value of assets under management, effects of competition in the financial services industry, changes in the number of the Company’s financial advisors and institutions and their ability to effectively market financial products and services, the effect of current, pending and future legislation, regulation and regulatory actions, and other factors set forth in the Company’s Annual Report on Form 10-K for the period ended December 31, 2010, which is available on www.lpl.com and www.sec.gov.
About LPL Financial LPL Financial, a wholly owned subsidiary of LPL Investment Holdings Inc., is an independent broker-dealer. LPL Financial and its affiliates offer proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to over 12,500 financial advisors and over 750 financial institutions. Additionally, LPL Financial supports over 4,000 financial advisors who are affiliated and licensed with insurance companies with customized clearing, advisory platforms and technology solutions. LPL Financial and its affiliates have over 2,600 employees with employees and offices in Boston, Charlotte, and San Diego. For more information, please visit www.lpl.com.
Member FINRA/SIPC
# # #
LPLA-F

Media Relations	Investor Relations
Joseph Kuo	Mark Barnett
LPL Financial	LPL Financial
Phone: 704-733-3931	Phone: 617-897-4574
Email: media.inquiries@lpl.com	Email: investor.relations@lpl.com

LPL Investment Holdings Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands except per share data and where noted)
(Unaudited)

	Three Months Ended
	March 31,		%
	2011	2010	Change
Revenues
Commissions	$451,877	$388,972	16.2%
Advisory fees	244,087	206,330	18.3%
Asset-based fees	89,823	71,450	25.7%
Transaction and other fees	73,749	67,363	9.5%
Other	14,333	9,291	54.3%

Net revenues	873,869	743,406	17.5%

Expenses
Production	604,327	513,202	17.8%
Compensation and benefits	84,142	73,575	14.4%
General and administrative	64,282	53,237	20.7%
Depreciation and amortization	18,165	25,590	(29.0)%
Restructuring charges	537	3,949	(86.4)%
Other	2,686	4,801	(44.1)%

Total operating expenses	774,139	674,354	14.8%

Non-operating interest expense	18,172	24,336	(25.3)%

Total expenses	792,311	698,690	13.4%

Income before provision for income taxes	81,558	44,716	82.4%
Provision for income taxes	32,559	19,162	69.9%

Net income	$48,999	$25,554	91.7%

Earnings per share
Basic	$0.44	$0.29	51.7%
Diluted	$0.43	$0.25	72.0%

LPL Investment Holdings Inc.
Financial Highlights
(Dollars in thousands, unless otherwise noted)
(Unaudited)

	Three Month Quarterly Results
	Q1 2011	Q4 2010	Q3 2010	Q2 2010	Q1 2010
REVENUES
Commissions	$451,877	$426,397	$385,273	$420,169	$388,972
Advisory fees	244,087	226,407	212,344	215,146	206,330
Asset-based fees	89,823	87,020	81,599	77,436	71,450
Transaction and other fees	73,749	68,410	70,243	68,132	67,363
Other	14,333	11,721	10,505	9,278	9,291

Net revenues	873,869	819,955	759,964	790,161	743,406

EXPENSES
Production (1)(5)	604,327	802,167	525,628	556,538	513,202
Compensation and benefits	84,142	85,632	74,627	74,822	73,575
General and administrative	64,282	56,430	68,798	54,550	53,237
Depreciation and amortization	18,165	18,565	19,772	22,110	25,590
Restructuring charges	537	3,488	1,863	4,622	3,949
Other (2)	2,686	23,001	3,753	3,229	4,801

Total operating expenses (2)	774,139	989,283	694,441	715,871	674,354

Non-operating interest expense	18,172	18,877	19,511	27,683	24,336
Loss on extinguishment of debt	—	—	—	37,979	—

Total expenses	792,311	1,008,160	713,952	781,533	698,690

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	81,558	(188,205)	46,012	8,628	44,716
PROVISION (BENEFIT) FOR INCOME TAXES (3)	32,559	(71,645)	19,868	628	19,162

NET INCOME (LOSS)	$48,999	$(116,560)	$26,144	$8,000	$25,554

EARNINGS (LOSS) PER SHARE
Basic	$0.44	$(1.20)	$0.30	$0.09	$0.29
Diluted	$0.43	$(1.20)	$0.26	$0.08	$0.25
FINANCIAL CONDITION
Total Cash & Cash Equivalents	$596,584	$419,208	$442,547	$402,741	$324,761
Total Assets	$3,694,264	$3,646,167	$3,364,896	$3,315,310	$3,343,286
Total Debt (4)	$1,343,146	$1,386,639	$1,390,132	$1,393,625	$1,407,117
Stockholders’ Equity	$1,265,916	$1,173,755	$927,335	$897,863	$883,157
KEY METRICS
Advisors	12,554	12,444	12,017	12,066	12,026
Production Payout (5)	85.4%	87.5%	86.6%	86.1%	84.8%
Advisory and Brokerage Assets (billions)	$330.1	$315.6	$293.3	$276.9	$284.6
Advisory Assets Under Management (billions)	$99.7	$93.0	$86.2	$78.9	$81.0
Insured Cash Account Balances (6) (billions)	$12.3	$12.2	$11.7	$11.8	$11.4
Money Market Account Balances (6) (billions)	$6.9	$6.9	$6.9	$7.2	$6.7
Adjusted EBITDA (7)	$124,331	$99,159	$98,633	$109,864	$105,457
Adjusted Earnings (7)	$59,373	$44,677	$40,526	$46,418	$41,099
Adjusted Earnings per share (7)	$0.52	$0.42	$0.41	$0.47	$0.42

(1)	Upon closing of the Company’s IPO in the fourth quarter of 2010, the restriction on approximately 7.4 million shares of common stock issued to advisors under the Fifth Amended and Restated 2000 Stock Bonus Plan was released. Accordingly, the Company recorded a share-based compensation charge of $222.0 million in the fourth quarter of 2010, representing the offering price of $30.00 per share multiplied by 7.4 million shares. This charge has been classified as production expense in the Company’s consolidated statements of operations.

(2)	Certain reclassifications have been made to previously reported amounts to make them consistent with the current period presentation.

(3)	The Company reported a low effective income tax rate for the three months ended June 30, 2010, due to a favorable state apportionment ruling covering the current and previous years and due to the revision of certain settlement contingencies for prior periods. The ruling resulted in a reduction of 27.8% and the revision to settlement contingencies resulted in a reduction of 9.6%, respectively, to the Company’s effective income tax rate.

(4)	Represents borrowings on the Company’s senior secured credit facility, senior unsecured subordinated notes, revolving line of credit and bank loans payable.

(5)	Production expense is comprised of commission and advisory fees and brokerage, clearing and exchange fees. Production payout excludes brokerage, clearing and exchange fees and is calculated as commission and advisory fees divided by commission and advisory revenues. The production payout for the three months ended December 31, 2010 excludes $222.0 million of production expense resulting from a share-based compensation charge taken at the time of the IPO.

(6)	Represents insured cash and money market account balances as of each reporting period.

(7)	The reconciliation from net (loss) income to Adjusted EBITDA and Adjusted Earnings for the periods presented is as follows (in thousands):

	Q1	Q4	Q3	Q2	Q1
	2011	2010	2010	2010	2010
			(unaudited)

Net income (loss)	$48,999	$(116,560)	$26,144	$8,000	$25,554
Interest expense	18,172	18,877	19,511	27,683	24,336
Income tax expense (benefit)	32,559	(71,645)	19,868	628	19,162
Amortization of purchased intangible assets and software (a)	9,537	9,257	9,352	10,938	14,111
Depreciation and amortization of all other fixed assets	8,628	9,308	10,420	11,172	11,479

EBITDA	117,895	(150,763)	85,295	58,421	94,642
EBITDA Adjustments:
Share-based compensation expense (b)	3,860	2,801	2,853	2,239	2,536
Acquisition and integration related expenses (c)	1,416	2,784	6,268	3,377	140
Restructuring and conversion costs (d)	835	6,122	3,115	5,619	7,979
Debt amendment and extinguishment costs (e)	—	—	28	38,484	121
Equity issuance and offering related costs (f)	292	238,177	1,038	1,687	—
Other (g)	33	38	36	37	39

Total EBITDA Adjustments	6,436	249,922	13,338	51,443	10,815

Adjusted EBITDA	$124,331	$99,159	$98,633	$109,864	$105,457

Net income (loss)	$48,999	$(116,560)	$26,144	$8,000	$25,554
After-Tax:
EBITDA Adjustments (h)
Share-based compensation expense (i)	2,901	2,263	2,257	1,870	2,010
Acquisition and integration related expenses	874	1,692	3,809	2,052	85
Restructuring and conversion costs	515	3,721	1,918	3,415	4,823
Debt amendment and extinguishment costs	—	—	17	23,387	73
Equity issuance and offering related costs (j)	180	147,912	631	1,025	—
Other	20	23	22	22	24

Total EBITDA Adjustments	4,490	155,611	8,654	31,771	7,015

Amortization of purchased intangible assets and software (h)(i)	5,884	5,626	5,728	6,647	8,530

Adjusted Earnings	$59,373	$44,677	$40,526	$46,418	$41,099

Adjusted Earnings per share (k)	$0.52	$0.42	$0.41	$0.47	$0.42
Weighted average shares outstanding — diluted	113,196	105,873	99,612	99,487	98,945

(a)	Represents amortization of intangible assets and software as a result of the Company’s purchase accounting adjustments from its 2005 merger transaction, as well as various acquisitions.

(b)	Represents share-based compensation for stock options awarded to employees and non-executive directors based on the grant date fair value under the Black-Scholes valuation model.

(c)	Represents acquisition and integration costs resulting from certain of the Company’s acquisitions. Included in the three months ended September 30, 2010, are expenditures for certain legal settlements that have not been resolved with the indemnifying party.

(d)	Represents organizational restructuring charges and conversion and other related costs incurred resulting from the 2009 consolidation of the Affiliated Entities and the 2011 consolidation of UVEST.

(e)	Represents debt amendment costs incurred in 2010 for amending and restating the credit agreement to establish a new term loan tranche and to extend the maturity of an existing tranche on the senior credit facilities, and debt extinguishment costs to redeem the subordinated notes, as well as certain professional fees incurred.

(f)	Represents equity issuance and related offering costs. Upon closing of the offering, the restriction on approximately 7.4 million shares of common stock issued to advisors under the Company’s Fifth Amended and Restated 2000 Stock Bonus Plan was released. Accordingly, the Company recorded a share-based compensation charge of $222.0 million, representing the initial public offering price of $30.00 per share multiplied by 7.4 million shares.

(g)	Represents excise and other taxes.

(h)	EBITDA Adjustments and amortization of purchased intangible assets, a component of depreciation and amortization, have been tax effected using a federal rate of 35% and the applicable effective state rate, which ranged from 3.30% to 4.55%, net of the federal tax benefit.

(i)	Represents the after-tax expense of non-qualified stock options in which the Company receives a tax deduction upon exercise, and the full expense impact of incentive stock options granted to employees that have vested and qualify for preferential tax treatment and conversely, the Company does not receive a tax deduction. Share-based compensation for vesting of incentive stock options was $1.4 million, $1.4 million, $1.3 million, $1.3 million, and $1.2 million for the three months ended March 31, 2011, December 31, 2010, September 30, 2010, June 30, 2010, and March 31, 2010, respectively.

(j)	Represents the after-tax expense of equity issuance and related offering costs in which the Company receives a tax deduction, as well as the full expense impact of $8.1 million of offering costs incurred in the fourth quarter of 2010 in which the Company does not receive a tax deduction.

(k)	Set forth is a reconciliation of (loss) earnings per share on a fully diluted basis as calculated in accordance with GAAP to Adjusted Earnings per share:

	Q1	Q4	Q3	Q2	Q1
	2011	2010	2010	2010	2010
			(unaudited)

Earnings (loss) per share — diluted	$0.43	$(1.20)	$0.26	$0.08	$0.25
Adjustment to include dilutive shares, not included in GAAP loss per share	—	0.10	—	—	—
Adjustment for allocation of undistributed earnings to stock units	—	—	—	—	0.01
After-Tax:
EBITDA Adjustments per share	0.04	1.47	0.09	0.32	0.07
Amortization of purchased intangible assets per share	0.05	0.05	0.06	0.07	0.09

Adjusted Earnings per share	$0.52	$0.42	$0.41	$0.47	$0.42